For the annual period ended 2/28/07
File number 811-09805
Strategic Partners Opportunity Funds


	SUB-ITEM 77-0
	EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

Mid-Cap Value Fund

1.	Name of Issuer
DivX, Inc.

2.	Date of Purchase
       September 21, 2006

3.	Number of Securities Purchased
       1,300

4.	Dollar Amount of Purchase
       $20,800

5.	Price Per Unit
       $16.00

6.	Name(s) of Underwriter(s) or Dealer(s)
       From whom purchased
       J.P. Morgan Securities, Inc.

7.	Other Members of the Underwriting Syndicate

Banc of America Securities
Cowen and Company
Canaccord Adams
Montgomery & Co., LLC